Exhibit 10.1

3D SYSTEMS CORPORATION

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made as of this 11th day of January, 2024 (the “Effective Date”), by and between 3D Systems Corporation, a corporation organized and existing under the laws of the State of Delaware (“Company”), and Andrew M. Johnson (“Executive”).

RECITALS

WHEREAS, Executive’s employment with the Company will end on April 30, 2024 (the “Separation Date”); and

WHEREAS, the parties now desire to amicably end their association and enter into this Agreement to set forth the terms and conditions relating to the end of Executive’s employment with the Company.

NOW THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the Effective Date:

AGREEMENT

1.	End of Employment.

The Executive’s last day of employment with the Company is the Separation Date. After the Separation Date, the Executive will not represent himself as being an employee, officer, attorney, agent or representative of the Company for any purpose. Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for the Executive for all purposes, meaning the Executive will no longer be entitled to any further compensation, monies or other benefits from the Company, including coverage under any benefits plans or programs sponsored by the Company, except as specifically provided herein.

2.	Return of Company Property.

By the Separation Date, the Executive must return to the Company all Company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files and any other Company property in the Executive’s possession, custody or control.

3.	Separation Benefits.

In consideration for the Executive’s execution, non-revocation of, and compliance with this Agreement, including the waiver and release of claims in Section 4, the Company agrees to provide the following benefits:

3.1 Accrued, Unpaid Base Salary. Within the time period required by applicable law, the Executive will receive in one lump-sum payment any Base Salary amounts that have accrued but have not been paid as of the Separation Date, less any applicable local, state, or federal withholding. As used herein, “Base Salary” means the Executive’s current monthly base salary in effect as of the Effective Date.

3.2 Severance Benefits. Subject to the terms and conditions of Section 3.6 and provided the Executive has not forfeited his rights under this Agreement in accordance with Section 3.7, the Executive will receive the following severance benefits:

3.2.1 Subject to the terms and conditions of Section 3.6 and provided the Executive has not forfeited his rights under this Agreement in accordance with Section 3.7, the Executive will receive payment of an amount (“Severance”) equal to up to 12 months of the Executive’s Base Salary, less all required withholdings and taxes. The Company shall pay the Severance to the Executive in equal installments over a 12-month period in accordance with its normal payroll practices, with the first installment commencing on the first payroll date coinciding with or immediately following the 60th day following the Separation Date (the “First Payment Date”), provided that the conditions set forth in Section 3.6 have been satisfied as of such date. The amount payable to the Executive on the First Payment Date shall equal the portion of the Executive’s Base Salary that he would have earned during the 60-day period immediately following the Separation Date.

3.3 COBRA Payment. Subject to the terms and conditions of Section 3.6 and provided the Executive has not forfeited his rights under this Agreement in accordance with Section 3.7, if the Executive timely elects continuation of his health benefits under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then for a period of up to twelve (12) months following the Separation Date, the Company will continue to pay a portion of the premiums such that Executive’s contribution to such plans will remain the same as if Executive were employed by Company, such contributions to be paid by Executive in the same period (e.g., monthly, bi-weekly, etc.) as all other employees of Company (but deductions from Executive’s severance payments may be deemed acceptable for this purpose in the discretion of Company) (the “COBRA Payment”); provided, however that Company may terminate such coverage if payment from Executive is not made within ten (10) days of the date on which Executive receives written notice from Company that such payment is due. Executive acknowledges and agrees that the amount of any such premiums paid by the Company will constitute taxable wages for income and employment tax purposes. Payment of premiums under this section will commence on the First Payment Date and thereafter will be made on the first payroll date in each month following until the earlier of (i) the date the payment of the Severance terminates; or (ii) the date the Executive’s coverage under the Company’s health plan terminates for any reason. The amount paid on the First Payment Date shall include the employer portion of the premiums due for coverage during the 60-day period immediately following the Effective Date.

3.4 Continued Vesting. In connection with Executive’s separation from employment with the Company, the restricted shares of the Company’s Common Stock (the “RSA’s”) and performance stock units (the “PSU’s”) held by Executive pursuant to the Company’s 2015 Incentive Plan are subject to automatic forfeiture. The RSA’s are covered by applicable Restricted Stock Award Agreements, and the PSU’s are covered by applicable Performance-Based Restricted Stock Unit Agreements that Executive entered into with the Company. Under the terms of such agreements, any RSA’s or PSU’s under the 2015 Incentive Plan are forfeited to the extent they have not vested in accordance with their terms as of the date of Executive’s separation from employment.

Subject to Executive’s execution, non-revocation of, and compliance with this Agreement, including the waiver and release of claims in Section 4, the RSA’s and PSU’s with vesting dates prior to the Separation Date shall become vested and nonforfeitable in accordance with the terms of the applicable Restricted Stock Award Agreement or Performance-Based Restricted Unit Agreement, on the originally scheduled vesting date.

3.5 Retention Bonus. Subject to the terms and conditions of Section 3.6 and provided the Executive has not forfeited his rights under this Agreement in accordance with Section 3.7, and subject to Executive’s continued employment as of the Separation Date, the Executive will receive payment of a retention bonus in the amount of THREE HUNDRED THOUSAND DOLLARS ($300,000.00), to be paid in a lump sum on the next regularly scheduled payroll date following the Separation Date.

3.6 Eligibility. The right to payment of the Severance, the Retention Bonus, COBRA Payment, and the Continued Vesting is conditioned upon: (i) the Executive’s continued compliance with the restrictive covenants contained in the Employment Agreement, dated as of June 15, 2016, as amended, by and between Executive and the Company (the “Employment Agreement”); and (ii) Executive’s execution and non-revocation of the release of claims in Section 4 below. Notwithstanding any provisions to the contrary, the Severance, the Retention Bonus, COBRA Payment, and the Continued Vesting shall not be paid unless and until such binding release in Section 4 is effective and the revocation period has expired.

3.7 Forfeiture. The Executive shall forfeit any right to the Severance, the Retention Bonus, COBRA Payment, and the Continued Vesting immediately upon (a) Executive’s failure to execute the release of claims in Section 4 below; (b) Executive’s revocation of the release of claims in Section 4 below; or (c) the Executive’s breach of any restrictive covenant set forth in the Employment Agreement.

4.	Release.

4.1 General Release and Waiver of Claims.

In exchange for the consideration provided by Company to Executive pursuant to the Separation Agreement, the Executive and his heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge the Company, including the Company’s parents, subsidiaries, affiliates, predecessors, successors and assigns, and all of their respective officers, directors, employees, and shareholders, in their corporate and individual capacities (collectively, the “Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Agreement, including, without limitation, any claims under any federal, state, local or foreign law, that Releasors now may have or have ever had arising out of, or in any way related to the Executive’s hire, benefits, employment, termination or separation from employment with the Company and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, with respect to existing but not prospective claims, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008, and all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance; (iii) any and all claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; and (iv) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements.

However, this general release and waiver of claims excludes, and the Executive does not waive, release or discharge, (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission, although the Executive waives any right to monetary relief related to such a charge or administrative complaint; and (ii) claims which cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation.

4.2 Specific Release of ADEA Claims.

In further consideration of the payments and benefits provided to the Executive pursuant to the Separation Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Executive hereby acknowledges and confirms that: (i) the Executive has read this Agreement in its entirety and understands all of its terms; (ii) the Executive has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (iii) the Executive knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (iv) the Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) the Executive was given at least forty-five (45) days to consider the terms of this Agreement and consult with an attorney of his choice, although he may sign it sooner if desired; (vi) the Executive understands that he has seven (7) days from the date he signs this Agreement to revoke the release in this paragraph by delivering notice of revocation to the Company in the manner provided by this Agreement before the end of such seven-day period; and (vii) the Executive understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which the Executive signs this Agreement.

4.3 Knowing and Voluntary Acknowledgment.

The Executive specifically agrees and acknowledges that: (i) the Executive has read this Agreement in its entirety and understands all of its terms; (ii) the Executive has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (iii) the Executive knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (iv) the Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) the Executive is not waiving or releasing rights or claims that may arise after his execution of this Agreement; and (vi) the Executive understands that the waiver and release in this Agreement is being requested in connection with the cessation of his employment with the Company.

4.4 Permitted Disclosures.

Nothing in this Agreement shall prohibit or restrict the Executive or his attorney from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to the Company or this Agreement, or as required by law or legal process, including with respect to possible violations of law; or (b) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization (this specifically includes initiating communications with, or respond to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation). Specifically, nothing in this Agreement prohibits Executive from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934 (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing confidential information to the SEC to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act.

5.	No Mitigation.

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as otherwise provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

6.	Clawback.

All incentive compensation paid to Executive pursuant to this Agreement or otherwise in connection with Executive’s employment with Company shall be subject to forfeiture, recovery by Company or other action pursuant to any clawback or recoupment policy which Company may adopt from time to time.

7.	Miscellaneous.

7.1 Valid Obligation. This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Executive and is a legal, valid and binding obligation of Company and of Executive, enforceable in accordance with its terms.

7.2 No Conflicts. Executive represents and warrants that the performance by Executive of the duties that are reasonably expected to be performed hereunder will not result in a material breach of any agreement to which Executive is a party.

7.3 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of South Carolina (the “Applicable State Law”), without reference to South Carolina’s choice of law statutes or decisions.

7.4 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. If any provision of this Agreement shall be prohibited by or invalid under the Applicable State Law, the prohibited or invalid provision(s) shall be deemed severed herefrom and shall be unenforceable to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parties in executing this Agreement.

7.5 No Waiver. The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.

7.6 Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), or by commercial overnight delivery service, to the parties at the addresses set forth below:

To Company:	3D Systems Corporation
333 Three D Systems Circle
Rock Hill, South Carolina 29730
Attention: Chairman of the Board of Directors

With a copy to the President and Chief Executive Officer

To Executive:	At the address and/or fax number most recently contained in Company’s records

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Central Time and, if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; or (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

7.7 Assignment of Agreement. This Agreement shall be binding upon and inure to the benefit of Executive and Company, their respective successors and permitted assigns and Executive’s heirs and personal representatives. Executive may not assign any rights or obligations hereunder to any person or entity without the prior written consent of Company. This Agreement shall be personal to Executive for all purposes.

7.8 Entire Agreement; Termination of Prior Agreements; Amendments. Subject to the immediately following sentence and except as otherwise provided herein, this Agreement, contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to Executive’s separation from and general release of claims against the Company. The agreements designated on Exhibit “A” attached hereto as surviving the making of this Agreement shall survive the making of this Agreement. No amendment or modification to the Agreement shall be valid except by a subsequent written instrument executed by the parties hereto.

7.9 Dispute Resolution and Arbitration. The following procedures shall be used in the resolution of disputes:

7.9.1 Dispute. In the event of any dispute or disagreement between the parties under this Agreement, the disputing party shall provide written notice to the other party that such dispute exists. The parties will then make a good faith effort to resolve the dispute or disagreement. If the dispute is not resolved upon the expiration of fifteen (15) days from the date a party receives such notice of dispute, the entire matter shall then be submitted to arbitration as set forth in Section 7.9.2.

7.9.2 Arbitration. Should any legal claim (other than those excepted below) arising out of or in any way relating to this Agreement or Executive’s employment or the termination of Executive’s employment not be resolved by negotiation or mediation, it shall be subject to binding and final arbitration in Rock Hill, South Carolina, which is in York County, the cost of which shall be equally shared between the parties. Any demand for arbitration shall be in writing and must be communicated to the other party prior to the expiration of the applicable statute of limitations. Unless otherwise provided herein, the arbitration shall be conducted by a single arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures published by the American Arbitration Association. If the arbitrator selected as set forth herein determines that this location constitutes a significant hardship on the Executive and constitutes an impermissible barrier to Executive’s efforts to enforce Executive’s statutory or contractual rights, such arbitration may be conducted in some other place determined to be reasonable by the arbitrator. The arbitrator shall be selected by mutual agreement of the parties. If the parties cannot agree on an arbitrator within thirty (30) days after written request for arbitration is made by one party to the controversy, a neutral arbitrator shall be appointed according to the procedures set forth in the American Arbitration Association Employment Arbitration Rules and Mediation Procedures. In rendering the award, the arbitrator shall have the authority to resolve only the legal dispute between the parties, shall not have the authority to abridge or enlarge substantive rights or remedies available under existing law, and shall determine the rights and obligations of the parties according to the substantive laws of the Applicable State Law and any applicable federal law. In addition, the arbitrator’s decision and award shall be in writing and signed by the arbitrator, and accompanied by a concise written explanation of the basis of the award. The award rendered by the arbitrator shall be final and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator is authorized to award any party a sum deemed proper for the time, expense, and trouble of arbitration, including arbitration fees and attorneys’ fees.

7.9.3 Types of Claims. All legal claims brought by Executive or Company related to this Agreement, the employment relationship, terms and conditions of Executive’s employment, and/or termination from employment are subject to this dispute resolution procedure. These include, by way of example and without limitation, any legal claims based on alleged discrimination or retaliation on the basis of race, sex (including sexual harassment), religion, national origin, age, disability or other protected classification, whether based on state or federal law; payment of wages, bonuses, or commissions; workers’ compensation retaliation; defamation; invasion of privacy; infliction of emotional distress and/or breach of an express or implied contract. Disputes and actions excluded from Section 7.9 are: (1) claims for workers’ compensation or unemployment benefits; (2) claims for benefits under a Company plan or program that provides its own process for dispute resolution; (3) claims for declaratory or injunctive relief (any such proceedings will be without prejudice to the parties’ rights under Section 7.9 to obtain additional relief in arbitration with respect to such matters); (4) claims for unfair labor practices filed with the National Labor Relations Board; and (5) actions to compel arbitration or to enforce or vacate an arbitrator’s award under Section 7.9, such action to be governed by the Federal Arbitration Act (“FAA”) and the provisions of Section 7.9. Nothing in this Agreement shall be interpreted to mean that Executive is precluded from filing complaints with the Equal Employment Opportunity Commission, the National Labor Relations Board or any similar state or federal agency. Any controversy over whether a dispute is arbitrable or as to the interpretation of Section 7.9 with respect to such arbitration will be determined by the arbitrator.

7.10 Headings. Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

7.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Signatures delivered via facsimile or electronic file shall be the same as original signatures.

7.12 Taxes. Executive shall be solely responsible for taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable withholding.

7.13 Section 409A of the Code. It is intended that this Agreement will comply with an exemption from or the requirements of Section 409A of the Code (and any regulations and guidelines issued thereunder), and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure by Company in good faith to act, pursuant to this Section 7.13, shall subject Company to any claim, liability, or expense, and Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

In addition, notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” and (ii) the date of Executive’s death. Any payments due under this Agreement other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by Company constitute a breach of Company’s obligations under this Agreement. For the provision of payments and benefits under this Agreement upon termination of employment, reference to Executive’s “termination of employment” (and corollary terms) with Company shall be construed to refer to Executive’s “separation from service” from Company (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by Company) in tandem with Executive’s termination of employment with Company.

In addition, to the extent that any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the severance payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

7.14 Payment by Subsidiaries. Executive acknowledges and agrees that Company may satisfy its obligations to make payments to Executive under this Agreement by causing one or more of its subsidiaries to make such payments to Executive. Executive agrees that any such payment made by any such subsidiary shall fully satisfy and discharge Company’s obligation to make such payment to Executive hereunder (but only to the extent of such payment).

[ Signature Page to Follow ]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, to be effective at the Effective Date.

EXECUTIVE

/s/ Andrew M. Johnson
Andrew M. Johnson

3D SYSTEMS CORPORATION

By:	/s/ Jeffrey A. Graves
Name:	Jeffrey A. Graves
Title:	President and Chief Executive Officer

EXHIBIT A

PRIOR AGREEMENTS

Agreements that survive the making of this Agreement:

1.	The Employment Agreement dated as of June 15, 2016, as amended, by and between Executive and Company